Exhibit 99.1

Bunge Reports Fourth Quarter and Full-Year 2019 Results

St. Louis, MO - February 12, 2020 - Bunge Limited (NYSE: BG) today reported Q4 2019 and full-year 2019 results.

•	Full-year 2019 GAAP EPS of $(9.34) vs. $1.57 in the prior year; $4.58 vs. $2.72 on an adjusted basis

•	Q4 GAAP EPS of $(0.48) vs.$(0.51) in the prior year; $1.27 vs. $0.08 on an adjusted basis

•	Agribusiness results driven by excellent execution and a better than expected market environment

•	Food & Ingredients results benefited from improved performance in North America and Asia, as well as favorable timing differences

•	Substantial progress on key priorities in 2019 - streamlined portfolio; implemented disciplined approach to risk management; improved operations and created new operating model

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “We finished 2019 on a strong note, driven by solid operating performance and market conditions that moved in our favor during the quarter. The improvements we’ve made to our business and our more rigorous approach to risk management enabled us to adapt quickly and benefit from upside opportunities.

“As we look back across 2019, our team executed well despite the complex environment and the substantial changes that are underway at Bunge. Looking ahead to 2020, we will remain nimble and prudent in order to maximize the earnings potential of our global platform, while continuing to optimize our portfolio and operations.”

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➢	Financial Highlights

	Quarter Ended December 31,		Year Ended December 31,
US$ in millions, except per share data	2019	2018	2019	2018
Net income (loss) attributable to Bunge	$(51)	$(65)	$(1,280)	$267
Net income (loss) per common share from continuing operations-diluted	$(0.48)	$(0.51)	$(9.34)	$1.57
Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$1.27	$0.08	$4.58	$2.72
Total Segment EBIT (a)	$44	$70	$(891)	$737
Certain gains & (charges) (b)	(239)	(37)	(2,014)	(144)
Total Segment EBIT, adjusted (a)	$283	$107	$1,123	$881
Agribusiness (c)	$177	$55	$639	$709
• Oilseeds	$41	$112	$410	$584
• Grains	$136	$(57)	$229	$125
Food & Ingredients (d)	$84	$73	$287	$235
Sugar & Bioenergy	$52	$(48)	$73	$(105)
Fertilizer	$26	$27	$55	$42
Other (e)	$(56)	$—	$69	$—

(a)	Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; Net income (loss) per common share from continuing operations-diluted, adjusted; and Adjusted funds from operations are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website. See Note 14 for a reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations.

(b)	Comprised of certain gains & (charges) included in Total Segment EBIT which may be of interest to investors. See Additional Financial Information and notes included herein for further details.

(c)	See Note 13 for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)	Includes Edible Oil Products and Milling Products reportable segments.

(e)	Represents amounts attributable to corporate and other items, including Bunge Ventures, not allocated to the reportable segments.

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➢	Fourth Quarter Results

Agribusiness

Higher segment results in the quarter reflected improved execution, particularly in managing risk throughout the Company’s value chains.

In Oilseeds, softseed results improved when compared to last year due to strong oil demand. Lower soy processing results in the U.S., Europe and Asia were partially offset by higher results in South America. Results were negatively impacted by approximately $95 million of mark-to-market reversals on soy crushing contracts, which favorably impacted the third quarter. An increase in soy crush margins during the fourth quarter resulted in new mark-to-market losses on forward contracts; however, these losses were largely offset by mark-to-market gains on forward hedges related to our softseed and palm oil pipeline that serves our downstream Edible Oils customers. Improved results in oilseed trading and distribution were primarily due to better positioning.

In Grains, higher results were primarily driven by origination in South America. Brazilian farmer selling increased as local prices improved. In Argentina, farmers accelerated sales in anticipation of a change in export taxes. Ocean freight results benefited from good fleet positioning and management.

Edible Oil Products

Higher results in North America and Asia were largely offset by lower results in South America. Results in Europe were comparable with last year. Excluding approximately $13 million of favorable timing differences related to hedges that are expected to reverse in 2020, results were slightly lower than prior year.

Milling Products

Segment performance for the quarter was similar to the prior year as higher results in Mexico were offset by lower results in the U.S. and Brazil.

Sugar & Bioenergy

Results for this segment reflect Bunge’s 100 percent ownership through November 2019. In December, we completed the formation of the Brazilian Sugar and Bioenergy 50/50 joint venture with BP.

Higher results in the quarter were primarily due to improved agricultural yields and operational execution that drove lower unit costs, as well as higher ethanol pricing and higher sugar pricing and volume. Results benefited from approximately $38 million of lower depreciation when compared to last year due primarily to the business being classified as held for sale.

Fertilizer

Fertilizer results in the quarter were in line with the prior year.

Cash Flow

Cash used by operations in the year ended December 31, 2019 was $814 million compared to cash used of approximately $1.3 billion in the same period last year. Adjusting for the beneficial interest in securitized trade receivables, cash provided by operating activities was $475 million compared with cash provided by operating activities of $645 million in the prior year. This decrease was primarily driven by higher working capital. Adjusted funds from operations was approximately $1.1 billion for the year ended December 31, 2019.

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Cash proceeds before customary closing adjustments of $775 million, received as part of the formation of the Brazilian Sugar and Bioenergy 50/50 joint venture with BP, were largely used to pay down debt.

Income Taxes

For the year ended December 31, 2019, income tax expense was $86 million. Adjusting for all notable items, the effective tax rate for the year ended December 31, 2019 was approximately 16%. The lower than expected tax rate was primarily due to earnings mix.

➢	Outlook

Taking into account the current margin environment and lack of visibility into the back half of the year, we expect full-year 2020 EPS to be broadly in line with 2019, when excluding notable items, our gain on Beyond Meat and the depreciation benefit in the Sugar & Bioenergy segment.

In Agribusiness, full-year results are expected to be down from 2019. Actual origination, processing and distribution margins will evolve based upon the fulfillment of U.S.-China trade agreements, crop sizes and farmer commercialization.

In Food & Ingredients, full-year results in Edible Oils and Milling are expected to be similar to the prior year, excluding approximately $13 million of favorable Q4 timing differences, which are expected to negatively impact 2020.

In Fertilizer, full-year results are expected to be down from a particularly strong prior year and more similar to 2018.

In Sugar and Bioenergy, market fundamentals have improved vs. 2019, driven by sustained Brazilian ethanol market prospects and better sugar prices.

Additionally, the Company expects the following for 2020: an adjusted annual effective tax rate in the range of 19% to 23%; net interest expense of approximately $230 million; capital expenditures in the range of $400 to $450 million; and depreciation and amortization of approximately $465 million.

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➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EST on Wednesday, February 12, 2020 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial 1-844-735-3666. If you are located outside the United States or Canada, dial 1-412-317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the Company’s website. Select “Q4 2019 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on February 12, 2020, continuing through March 12, 2020. To listen to it, please dial 1-877-344-7529 in the United States, 855-669-9658 in Canada, or 1-412-317-0088 in other locations. When prompted, enter confirmation code 10138533. A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the Company’s website.

➢	About Bunge Limited

Bunge (www.bunge.com, NYSE: BG) is a world leader in sourcing, processing and supplying oilseed and grain products and ingredients. Founded in 1818, Bunge’s expansive network feeds and fuels a growing world, creating sustainable products and opportunities for more than 70,000 farmers and the consumers they serve across the globe. The company is headquartered in St. Louis, Missouri and has 24,000 employees worldwide who stand behind more than 350 port terminals, oilseed processing plants, grain facilities, and food and ingredient production and packaging facilities around the world.

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include our expectations regarding industry trends and our future financial performance, the completion and timing of acquisitions and dispositions, our assumptions and expectations for efficiency initiatives and similar statements that are not historical facts. These forward-looking statements reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; the outcome and effects of the Board’s strategic review; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 914-272-0297 news@bunge.com

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➢	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the quarters ended December 31, 2019 and 2018.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings (Loss) Per Share Diluted		Total Segment EBIT (8)
Quarter Ended December 31,	2019	2018	2019	2018	2019	2018

Agribusiness: (1)	$(16)	$(20)	$(0.10)	$(0.14)	$(21)	$(22)
Severance, employee benefit, and other costs	(9)	(8)	(0.05)	(0.06)	(11)	(10)
Impairment charges	(2)	(10)	(0.01)	(0.07)	(2)	(10)
Indirect tax charges	(5)	(2)	(0.04)	(0.01)	(8)	(2)

Edible Oil Products: (2)	$(115)	$(4)	$(0.77)	$(0.04)	$(133)	$(3)
Severance, employee benefit, and other costs	(2)	(1)	(0.02)	(0.02)	(4)	(1)
Impairment charges	(92)	—	(0.61)	—	(100)	—
Indirect tax (charges) credits	(18)	5	(0.12)	0.03	(26)	6
Acquisition and integration costs	(3)	(8)	(0.02)	(0.05)	(3)	(8)

Milling Products: (3)	$(1)	$—	$(0.01)	$—	$1	$—
Severance, employee benefit, and other costs	(2)	(1)	(0.01)	—	(2)	(1)
Impairment charges	(9)	—	(0.06)	—	(12)	—
Gain on sale of assets	13	—	0.08	—	19	—
Indirect tax (charges) credits	(3)	1	(0.02)	—	(4)	1

Sugar & Bioenergy: (4)	$(81)	$—	$(0.53)	$—	$(86)	$—
Severance, employee benefit, and other costs	(1)	(1)	—	—	(1)	(1)
Impairment charges	(5)	—	(0.04)	—	(7)	—
Charges related to sale of Brazilian sugar business	(69)	—	(0.45)	—	(70)	—
Indirect tax credits	—	3	—	0.01	—	3
Sugar restructuring charges	(1)	(2)	(0.01)	(0.01)	(2)	(2)
Loss on disposition of equity investment	(5)	—	(0.03)	—	(6)	—

Interest, Income Taxes and Other Unallocated: (6)	$(29)	$(59)	$(0.19)	$(0.41)	$—	$(12)
Loss on extinguishment of debt	—	(10)	—	(0.06)	—	(12)
Interest related to indirect tax credits and charges	—	4	—	0.03	—	—
Income tax benefits (charges), net	(29)	(53)	(0.19)	(0.38)	—	—

Total	$(242)	$(83)	$(1.60)	$(0.59)	$(239)	$(37)

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The following table provides a summary of certain gains and charges that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the years ended December 31, 2019 and 2018.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings (Loss) Per Share Diluted		Total Segment EBIT (8)
Year Ended December 31,	2019	2018	2019	2018	2019	2018

Agribusiness: (1)	$(131)	$(58)	$(0.87)	$(0.40)	$(148)	$(64)
Severance, employee benefit, and other costs	(23)	(33)	(0.15)	(0.23)	(29)	(39)
Impairment charges	(92)	(10)	(0.61)	(0.07)	(100)	(10)
Expired indemnification asset	(11)	—	(0.07)	—	(11)	—
Indirect tax charges	(5)	(2)	(0.04)	(0.01)	(8)	(2)
Gain (loss), net on disposition of equity investments and subsidiaries	—	(13)	—	(0.09)	—	(13)

Edible Oil Products: (2)	$(139)	$(19)	$(0.93)	$(0.15)	$(159)	$(20)
Severance, employee benefit, and other costs	(7)	(5)	(0.05)	(0.05)	(10)	(7)
Impairment charges	(108)	—	(0.72)	—	(117)	—
Indirect tax (charges) credits	(18)	5	(0.12)	0.03	(26)	6
Acquisition and integration costs	(6)	(19)	(0.04)	(0.13)	(6)	(19)

Milling Products: (3)	$(9)	$(2)	$(0.06)	$(0.01)	$(10)	$(3)
Severance, employee benefit, and other costs	(4)	(3)	(0.02)	(0.01)	(5)	(4)
Impairment charges	(22)	—	(0.15)	—	(29)	—
Gain on sale of assets	13	—	0.08	—	19	—
Gain on arbitration settlement	7	—	0.05	—	9	—
Indirect tax (charges) credits	(3)	1	(0.02)	—	(4)	1

Sugar & Bioenergy: (4)	$(1,691)	$(29)	$(11.25)	$(0.21)	$(1,696)	$(30)
Severance, employee benefit, and other costs	(2)	(6)	(0.01)	(0.04)	(2)	(7)
Impairment charges	(7)	—	(0.05)	—	(9)	—
Charges related to sale of Brazilian sugar business	(1,672)	—	(11.12)	—	(1,673)	—
Indirect tax credits	—	3	—	0.01	—	3
Sugar restructuring charges	(5)	(10)	(0.04)	(0.07)	(6)	(10)
Loss on disposition of equity investment	(5)	(16)	(0.03)	(0.11)	(6)	(16)

Fertilizer: (5)	$—	$(2)	$—	$(0.01)	$(1)	$(3)
Severance, employee benefit, and other costs	—	(2)	—	(0.01)	—	(3)
Impairment charges	—	—	—	—	(1)	—

Interest, Income Taxes and Other Unallocated: (6)	$1	$(53)	$0.01	$(0.37)	$—	$(24)
Loss on extinguishment of debt	—	(19)	—	(0.13)	—	(24)
Interest related to indirect tax credits and charges	—	4	—	0.03	—	—
Income tax benefits (charges), net	1	(38)	0.01	(0.27)	—	—

Total	$(1,969)	$(163)	$(13.10)	$(1.15)	$(2,014)	$(144)

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Consolidated Earnings Data (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2019	2018	2019	2018
Net sales	$10,783	$11,543	$41,140	$45,743
Cost of goods sold	(10,212)	(11,121)	(40,598)	(43,477)
Gross profit	571	422	542	2,266
Selling, general and administrative expenses	(382)	(369)	(1,351)	(1,423)
Foreign exchange gains (losses)	30	15	(117)	(101)
Other income (expense) – net	(49)	13	173	48
Gain (loss), net on disposition of equity interests/subsidiaries and sale of assets	(36)	—	(36)	(26)
Goodwill impairment	(108)	—	(108)	—
EBIT attributable to noncontrolling interest (a) (9)	18	(11)	6	(27)
Total Segment EBIT (8)	44	70	(891)	737
Interest income	9	10	31	31
Interest expense	(90)	(74)	(339)	(339)
Income tax (expense) benefit (6)	(16)	(73)	(86)	(179)
Noncontrolling interest share of interest and tax (a) (9)	2	4	5	7
Income (loss) from continuing operations, net of tax	(51)	(63)	(1,280)	257
Income (loss) from discontinued operations, net of tax	—	(2)	—	10
Net income (loss) attributable to Bunge (9)	(51)	(65)	(1,280)	267
Convertible preference share dividends	(9)	(9)	(34)	(34)
Adjustment of redeemable noncontrolling interest	(8)	—	(8)	—
Net income (loss) available to Bunge common shareholders	$(68)	$(74)	$(1,322)	$233

Net income (loss) per common share diluted attributable to Bunge common shareholders (10)
Continuing operations	$(0.48)	$(0.51)	$(9.34)	$1.57
Discontinued operations	—	(0.01)	—	0.07
Net income (loss) per common share - diluted	$(0.48)	$(0.52)	$(9.34)	$1.64
Weighted–average common shares outstanding - diluted	142	141	141	142

(a)	The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributed to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

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Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except volumes)	2019	2018	2019	2018
Volumes (in thousands of metric tons):
Agribusiness	34,976	35,416	139,968	146,309
Edible Oil Products	2,507	2,423	9,606	9,024
Milling Products	1,182	1,141	4,531	4,604
Sugar & Bioenergy	1,109	1,537	3,836	6,509
Fertilizer	495	454	1,508	1,328

Net sales:
Agribusiness	$7,412	$8,114	$28,407	$32,206
Edible Oil Products	2,422	2,357	9,186	9,129
Milling Products	446	429	1,739	1,691
Sugar & Bioenergy	338	483	1,288	2,257
Fertilizer	165	160	520	460
Total	$10,783	$11,543	$41,140	$45,743
Gross profit:
Agribusiness	$294	$203	$1,092	$1,434
Edible Oil Products	162	171	614	554
Milling Products	31	52	161	227
Sugar & Bioenergy	50	(36)	(1,403)	(19)
Fertilizer	34	32	78	70
Total	$571	$422	$542	$2,266
Selling, general and administrative expenses:
Agribusiness	$(202)	$(204)	$(679)	$(740)
Edible Oil Products	(133)	(107)	(451)	(412)
Milling Products	(31)	(33)	(130)	(136)
Sugar & Bioenergy	(17)	(21)	(69)	(112)
Fertilizer	(4)	(4)	(16)	(23)
Other (7)	5	—	(6)	—
Total	$(382)	$(369)	$(1,351)	$(1,423)
Foreign exchange gains (losses):
Agribusiness	$42	$12	$(32)	$(104)
Edible Oil Products	(4)	(2)	—	—
Milling Products	1	(2)	4	2
Sugar & Bioenergy	(9)	7	(89)	7
Fertilizer	—	—	—	(6)
Total	$30	$15	$(117)	$(101)
Segment EBIT:
Agribusiness	$156	$33	$491	$645
Edible Oil Products	(66)	53	59	122
Milling Products	18	17	59	90
Sugar & Bioenergy	(34)	(48)	(1,623)	(135)
Fertilizer	26	27	54	39
Other (7)	(56)	(12)	69	(24)
Total Segment EBIT (8)	$44	$70	$(891)	$737

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Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(US$ in millions)	2019	2018
Assets
Cash and cash equivalents	$320	$389
Trade accounts receivable, net	1,687	1,637
Inventories (11)	5,038	5,871
Assets held for sale	72	—
Other current assets	3,113	3,171
Total current assets	10,230	11,068
Property, plant and equipment, net	4,132	5,201
Operating lease assets	796	—
Goodwill and other intangible assets, net	1,194	1,424
Investments in affiliates	827	451
Other non-current assets	1,120	1,281
Total assets	$18,299	$19,425

Liabilities and Equity
Short-term debt	$771	$750
Current portion of long-term debt	507	419
Trade accounts payable	2,824	3,501
Current operating lease obligations	216	—
Liabilities held for sale	4	—
Other current liabilities	2,255	2,502
Total current liabilities	6,577	7,172
Long-term debt	3,716	4,203
Non-current operating lease obligations	539	—
Other non-current liabilities	1,040	1,248
Total liabilities	11,872	12,623
Redeemable noncontrolling interests	397	424
Total equity	6,030	6,378
Total liabilities, redeemable noncontrolling interest and equity	$18,299	$19,425

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Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(US$ in millions)	2019	2018
Operating Activities
Net income (loss) (9)	$(1,291)	$287
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	1,825	18
Foreign exchange (gain) loss on net debt	139	139
Depreciation, depletion and amortization	548	622
Deferred income tax	(24)	6
Other, net	(2)	156
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(239)	(110)
Inventories	504	(1,107)
Secured advances to suppliers	(100)	41
Trade accounts payable and accrued liabilities	(473)	336
Advances on sales	15	22
Net unrealized (gain) loss on derivative contracts	(258)	145
Margin deposits	63	(106)
Marketable securities	(226)	52
Beneficial interest in securitized trade receivables (12)	(1,289)	(1,909)
Other, net	(6)	144
Cash provided by (used for) operating activities	(814)	(1,264)
Investing Activities
Payments made for capital expenditures	(524)	(493)
Acquisitions of businesses (net of cash acquired)	—	(981)
Settlement of net investment hedges	(56)	66
Proceeds from beneficial interest in securitized trade receivables (12)	1,312	1,888
Proceeds from investments	449	1,098
Payments for investments	(386)	(1,184)
Payments for investments in affiliates	(39)	(4)
Proceeds from sale of investments in affiliates	19	—
Proceeds from divestiture of businesses and disposal of property, plant, and equipment	703	1
Other, net	5	19
Cash provided by (used for) investing activities	1,483	410
Financing Activities
Net borrowings (repayments) of short-term debt	42	486
Net proceeds (repayments) of long-term debt	(454)	470
Proceeds from the exercise of options for common shares	17	11
Dividends paid to common and preference shareholders	(317)	(305)
Other, net	(33)	(31)
Cash provided by (used for) financing activities	(745)	631
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	5	11
Net increase (decrease) in cash and cash equivalents, and restricted cash	(71)	(212)
Cash and cash equivalents, and restricted cash, beginning of period	393	605
Cash and cash equivalents, and restricted cash, end of period	$322	$393

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➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) and Total Segment EBIT, adjusted, to evaluate Bunge’s operating performance. Total Segment EBIT excludes EBIT attributable to noncontrolling interests and is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT. Total Segment EBIT and Total Segment EBIT, adjusted, are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industry. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income (loss) attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions)	2019	2018	2019	2018
Net income (loss) attributable to Bunge	$(51)	$(65)	$(1,280)	$267
Interest income	(9)	(10)	(31)	(31)
Interest expense	90	74	339	339
Income tax expense (benefit)	16	73	86	179
(Income) loss from discontinued operations, net of tax	—	2	—	(10)
Noncontrolling interest share of interest and tax	(2)	(4)	(5)	(7)
Total Segment EBIT	44	70	(891)	737
Certain (gains) and charges	239	37	2,014	144
Total Segment EBIT, adjusted	$283	$107	$1,123	$881

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➢	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted, is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income (loss) attributable to Bunge to Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations).

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2019	2018	2019	2018
Net Income (loss) attributable to Bunge	$(51)	$(65)	$(1,280)	$267
Adjusted for certain gains and charges:
Severance, employee benefit, and other costs	14	11	36	49
Impairment charges	108	10	229	10
Expired indemnification asset	—	—	11	—
Sugar restructuring charges	1	2	5	10
Charges related to sale of Brazilian sugar business	69	—	1,672	—
Acquisition and integration costs	3	8	6	19
Loss on extinguishment of debt	—	10	—	19
(Gain) loss, neton disposition of equity investments and subsidiaries	5	—	5	29
Gain on sale of assets	(13)	—	(13)	—
Gain on arbitration settlement	—	—	(7)	—
Indirect tax (credits) charges, net	26	(7)	26	(7)
Interest and income tax charges (benefits), net	29	49	(1)	34
Adjusted Net Income attributable to Bunge	191	18	689	430
(Income) loss from discontinued operations, net of tax	—	2	—	(10)
Convertible preference share dividends	—	(9)	—	(34)
Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations)	$191	$11	$689	$386
Weighted-average common shares outstanding - diluted, adjusted	151	142	150	142
Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges and discontinued operations)	$1.27	$0.08	$4.58	$2.72

Weighted-average common shares outstanding - diluted	142	141	141	142
Adjustment for stock options, restricted stock units, and convertible preference shares (16)	9	1	9	—
Weighted-average common shares outstanding - diluted, adjusted	151	142	150	142

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Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted (excluding certain gains & charges and discontinued operations) to Net income (loss) per common share–diluted:

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Continuing operations:
Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges and discontinued operations)	$1.27	$0.08	$4.58	$2.72
Certain gains & charges (see Additional Financial Information section)	(1.60)	(0.59)	(13.10)	(1.15)
Adjustment of redeemable noncontrolling interest (15)	(0.06)	—	(0.06)	—
Dilutive share basis difference - GAAP vs Adjusted (16)	(0.09)	—	(0.76)	—
Net income (loss) per common share, diluted - continuing operations	(0.48)	(0.51)	(9.34)	1.57
Discontinued operations	—	(0.01)	—	0.07
Net income (loss) per common share - diluted	$(0.48)	$(0.52)	$(9.34)	$1.64

➢	Severance, Employee Benefit and Other Costs

The following table summarizes the costs incurred as part of the Global Competitiveness Program and other associated cost reduction and strategic initiatives.

	Quarter Ended December 31, 2019				Year Ended December 31, 2019
	Severance and Employee Benefit Costs	Consulting and Professional Services	Other Program Costs	Total Costs	Severance and Employee Benefit Costs	Consulting and Professional Services	Other Program Costs	Total Costs
Global Competitiveness Program:
Agribusiness	$8	$1	$2	$11	$18	$4	$6	$28
Edible Oil Products	2	1	1	4	5	2	2	9
Milling Products	—	—	—	—	2	—	1	3
Sugar & Bioenergy	—	1	—	1	—	1	1	2
Fertilizer	—	—	—	—	—	—	—	—
Costs included in Selling, general and administrative expenses	$10	$3	$3	$16	$25	$7	$10	$42
Other associated cost reduction and strategic initiatives:
Costs included in Cost of goods sold	$2	$—	$—	$2	$4	$—	$—	$4
Total GCP and Other costs	$12	$3	$3	$18	$29	$7	$10	$46

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	Quarter Ended December 31, 2018				Year Ended December 31, 2018
	Severance and Employee Benefit Costs	Consulting and Professional Services	Other Program Costs	Total Costs	Severance and Employee Benefit Costs	Consulting and Professional Services	Other Program Costs	Total Costs
Global Competitiveness Program:
Agribusiness	$1	$4	$4	$9	$9	$18	$6	$33
Edible Oil Products	—	1	—	1	2	4	1	7
Milling Products	—	1	—	1	—	3	—	3
Sugar & Bioenergy	—	1	—	1	2	4	1	7
Fertilizer	—	—	—	—	—	1	—	1
Costs included in Selling, general and administrative expenses	$1	$7	$4	$12	$13	$30	$8	$51
Other associated cost reduction and strategic initiatives:
Costs included in Cost of goods sold	$1	$—	$—	$1	$9	$—	$—	$9
Total GCP and Other costs	$2	$7	$4	$13	$22	$30	$8	$60

2017 baseline total SG&A was $1.45 billion. There was $100 million of SG&A determined not to be addressable through the GCP, leaving 2017 addressable baseline SG&A of $1.35 billion (“Addressable Baseline”). The items that are not addressable by the GCP relate to costs other than direct spending and personnel costs, such as amortization, bad debt charges and recoveries and financing fees and taxes.

GCP savings are determined by comparing Adjusted Actual Addressable SG&A to the Addressable Baseline. Adjusted Actual Addressable SG&A is equal to the total reported SG&A minus the items not addressable by the GCP, plus or minus items such as:

•	GCP program costs which include severance and related employee costs, consulting and professional costs and other costs specifically designated to the program,

•	Changes in inflation and foreign exchange rates as compared to Addressable Baseline assumptions,

•	Perimeter changes relating to acquisitions and divestitures and corporate transactions,

•	Changes in variable compensation relating to business performance as compared to the Addressable Baseline assumptions, and

•	Identified investments in new or enhanced capabilities.

We reduced Actual Addressable SG&A from the Addressable Baseline level of $1.35 billion to $1.1 billion at the end of 2019, achieving approximately $250 million in run-rate savings.

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➢	Notes

(1) Agribusiness:

2019 fourth quarter EBIT includes charges related to the GCP of $11 million ($8 million for severance and other employee benefit costs and $3 million for other program costs), all of which was included in Selling, general and administrative expenses (SG&A). 2019 fourth quarter EBIT also includes $2 million PP&E impairment charges at a facility associated with portfolio rationalization initiatives, recorded in Cost of goods sold (COGS). Additionally, 2019 fourth quarter EBIT includes $8 million of indirect tax charges in Brazil, recorded in COGS.

2018 fourth quarter EBIT includes charges related to the GCP of $9 million ($1 million for severance and other employee benefit costs and $8 million for other program costs), all of which was included in SG&A. 2018 fourth quarter EBIT also includes $2 million for indirect tax charges related to a court ruling in Europe, recorded in SG&A, $1 million for severance and other employee benefit costs related to other industrial initiatives, and $10 million of impairment charges related to port assets in Poland, recorded in COGS.

2019 full year EBIT includes charges related to the GCP of $28 million ($18 million for severance and other employee benefit costs and $10 million for other program costs), all of which was included in SG&A. 2019 full year EBIT also includes $1 million of severance and other employee benefits costs related to other industrial initiatives, recorded in COGS. Additionally, full year 2019 EBIT includes $100 million of impairment charges, of which $87 million related to PP&E at various facilities associated with portfolio rationalization initiatives, recorded in COGS, and $13 million related to the relocation of the company’s global headquarters, recorded in SG&A. Additionally, an $11 million charge associated with the reversal of an indemnification asset related to uncertain tax positions was recorded in SG&A (see Note 6 below for related income tax impact), and $8 million in indirect tax charges in Brazil were recorded in COGS.

2018 full year EBIT includes charges related to the GCP of $33 million ($9 million for severance and other employee benefit costs and $24 million for other program costs), all of which was included in SG&A. 2018 full year EBIT also included $2 million for indirect tax charges related to a court ruling in Europe, recorded in SG&A, $6 million for severance and other employee benefit costs related to other industrial initiatives, $10 million of impairment charges related to port assets in Poland, recorded in COGS, and a net $13 million loss on sales of an equity investment and a subsidiary.

(2) Edible Oil Products:

2019 fourth quarter EBIT includes charges related to the GCP of $4 million ($2 million for severance and other employee benefit costs and $2 million for other program costs), all of which was included in SG&A. 2019 fourth quarter EBIT also includes $100 million of impairment charges, of which $18 million related to PP&E at various facilities associated with portfolio rationalization initiatives, recorded in COGS, $6 million related to the relocation of the company’s global headquarters and other administrative facilities, recorded in SG&A, and $76 million was recorded in Other income (expense)-net (Other) related to impairment of goodwill recorded on the acquisition of IOI Loders Croklaan. Additionally, $3 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were included within SG&A, and $26 million of indirect tax charges in Brazil were recorded in COGS.

2018 fourth quarter EBIT includes charges related to the GCP of $1 million for other program costs, included in SG&A. Additionally, $6 million of indirect tax credits in Brazil and $8 million of costs related to the acquisition and integration of IOI Loders Croklaan were recorded within SG&A.

2019 full year EBIT includes charges related to the GCP of $9 million ($5 million for severance and other employee benefit costs and $4 million for other program costs), all of which was included in SG&A. 2019 full year EBIT also includes $1 million of severance and other employee benefits costs related to other industrial initiatives, recorded in COGS. 2019 full year EBIT also includes $117 million of impairment charges, of which $30 million related to PP&E at various facilities associated with portfolio rationalization initiatives, recorded in COGS, $11 million related to the relocation of the company’s global headquarters and other administrative facilities, recorded in SG&A, and $76 million related to impairment of goodwill recorded on the acquisition of IOI Loders Croklaan, recorded in Other. Additionally, $6 million of costs related to the acquisition and integration of IOI Loders Croklaan were included within SG&A, and $26 million of indirect tax charges in Brazil were recorded in COGS.

2018 full year EBIT includes charges related to the GCP of $7 million ($2 million for severance and other employee benefit costs and $5 million for other program costs), all of which was included in SG&A. Additionally, $6 million of indirect tax credits in Brazil and $19 million of costs related to the acquisition and integration of IOI Loders Croklaan were recorded within SG&A.

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(3) Milling Products:

2019 fourth quarter EBIT includes $2 million for severance and other employee benefits costs related to other industrial initiatives, recorded in COGS. 2019 fourth quarter EBIT also includes $12 million of impairment charges related to portfolio rationalization initiatives, recorded in COGS, $4 million of indirect tax charges in Brazil, recorded in COGS, and a gain of $19 million on the sale of assets in Brazil, recorded in Other.

2018 fourth quarter EBIT includes charges related to the GCP of $1 million for other program costs, included in SG&A. Additionally, $1 million of indirect tax credits in Brazil were recorded within SG&A.

2019 full year EBIT includes charges related to the GCP of $3 million ($2 million for severance and other employee benefit costs and $1 million for other program costs), all of which was included in SG&A. 2019 full year EBIT also includes $2 million for severance and other employee benefits costs related to other industrial initiatives recorded in COGS. 2019 full year EBIT also includes $29 million of impairment charges, of which $28 million related to portfolio rationalization initiatives, recorded in COGS, and $1 million related to the relocation of the company’s global headquarters, recorded in SG&A, as well as $4 million of indirect tax charges in Brazil, recorded in COGS. Additionally, a gain from an arbitration settlement of $9 million in the U.S. and a gain of $19 million on the sale of assets in Brazil were recorded in Other.

2018 full year EBIT includes charges related to the GCP of $3 million for other program costs, included in SG&A. 2018 full year EBIT also includes $1 million for severance and other employee benefit costs related to other industrial initiatives, recorded in COGS. Additionally, $1 million of indirect tax credits in Brazil were recorded within SG&A.

(4) Sugar & Bioenergy:

2019 fourth quarter EBIT includes charges related to the GCP of $1 million for other program costs, included in SG&A. 2019 fourth quarter EBIT also includes $70 million in charges associated with the sale of our Brazilian sugar and bioenergy operations, including a $49 million loss on sale, $15 million of debt refinancing and other costs and $6 million of foreign currency losses on intercompany loans, due to such loans no longer being classified as permanently invested. Additionally, 2019 fourth quarter EBIT includes a $7 million impairment charge related to an operating lease right-of-use asset, recorded in COGS, and a $6 million loss on the sale of an equity investment, recorded in Other. Also, Sugar restructuring charges of $2 million were recorded in COGS.

2018 fourth quarter EBIT includes charges related to the GCP of $1 million for other program costs, included in SG&A. 2018 fourth quarter EBIT also includes $3 million of indirect tax credits in Brazil, and $2 million of Sugar restructuring charges, recorded in COGS.

2019 full year EBIT includes $2 million of charges related to the GCP for other program costs, included in SG&A. 2019 full year EBIT also includes $1,539 million of impairment and other charges, $85 million of foreign currency losses on intercompany loans, due to such loans no longer being classified as permanently invested, and a $49 million loss on sale associated with the sale of our Brazilian sugar and bioenergy operations. Additionally, 2019 full year EBIT includes a $7 million operating lease right-of-use asset impairment charge, recorded in COGS, $2 million of impairment charges related to the relocation of the company’s global headquarters, recorded in SG&A, and a $6 million loss on the sale of an equity investment, recorded in Other. Sugar restructuring charges of $6 million were also recorded in COGS.

2018 full year EBIT includes $7 million of charges related to the GCP ($2 million for severance and other employee benefit costs and $5 million for other program costs), all of which was included in SG&A. 2018 full year EBIT also includes $3 million of indirect tax credits in Brazil, $10 million of Sugar restructuring charges, recorded in COGS, and a $16 million loss on the sale of an equity investment in Brazil, recorded in Other.

(5) Fertilizer:

2019 full year EBIT includes $1 million of impairment charges related to the relocation of the company’s global headquarters, recorded in SG&A.

2018 full year EBIT includes $1 million of charges related to the GCP of other program costs, included in SG&A. 2018 full year EBIT also includes $2 million for severance and other employee benefit costs related to other industrial initiatives, recorded in COGS.

(6) Interest, Income Taxes and Other Unallocated:

2019 fourth quarter includes net income tax charges of $29 million related to deferred tax valuation allowances in Brazil and the revaluation of deferred taxes resulting from enacted tax legislation in Europe. Full year 2019 also includes income tax benefits of $19 million for the favorable resolution of uncertain tax positions in Asia and $11 million of tax benefits associated with the lapse of statute of limitations on unrecognized tax benefits in Europe.

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2018 fourth quarter and full year EBIT includes losses on the extinguishment of debt of $12 million and $24 million, respectively.

2018 fourth quarter and full year interest expense includes pretax interest benefits of $9 million ($7 million net of tax) related to the reversal of interest related to indirect tax credits in Brazil and pretax interest charges of $3 million ($3 million net of tax) related to indirect tax charges related to a court ruling in Europe.

2018 fourth quarter income tax benefits (charges) includes charges of $53 million, including $48 million of valuation allowances in South America and Asia, and $5 million of adjustments for tax reform impacts. Additionally, in the third quarter of 2018, a $15 million benefit for the favorable resolution of uncertain tax positions in North America was recorded, resulting in a year to date charge of $38 million.

Notes to Financial Tables:

(7)	Other represents amounts attributable to corporate and other items not allocated to the reportable segments.

(8)	See Definition and Reconciliation of Non-GAAP Measures.

(9)	A reconciliation of Net income (loss) attributable to Bunge to Net income (loss) is as follows:

	Year Ended December 31,
	2019	2018
Net income (loss) attributable to Bunge	$(1,280)	$267
EBIT attributable to noncontrolling interest	(6)	27
Noncontrolling interest share of interest and tax	(5)	(7)
Net income (loss)	$(1,291)	$287

(10)	Approximately 7 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarter and year ended December 31, 2019. Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the quarter and year ended December 31, 2019.

Approximately 5 million and 4 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarter and year ended December 31, 2018, respectively. Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the quarter and year ended December 31, 2018.

(11)	Includes readily marketable inventories of $3,934 million and $4,532 million at December 31, 2019 and 2018, respectively. Of these amounts, $2,589 million and $3,374 million, respectively, can be attributable to merchandising activities.

(12)	In accordance with cash flow presentation requirements under U.S. Generally Accepted Accounting Principles, cash receipts from payments on beneficial interests in securitized trade receivables should be classified as cash inflows from investing activities. As such, we have made necessary changes to our cash flow presentation in current and prior periods presented, which resulted in an increase in cash inflows from investing activities and a corresponding decrease to cash from operating activities.

(13)	The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

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The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.

(14)       A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations is as follows:

	Year Ended December 31,
	2019	2018
Cash provided by (used for) operating activities	$(814)	$(1,264)
Foreign exchange gain (loss) on net debt	(139)	(139)
Working capital changes	2,009	2,492
Adjusted funds from operations	$1,056	$1,089

(15)	For the reconciliation of Net income (loss) per common share - diluted adjusted (excluding certain gains & charges and discontinued operations) or (“Adjusted EPS”) to Net income (loss) per common share - diluted or (“GAAP EPS”), the item “Adjustment of redeemable noncontrolling interest” represents the impact on GAAP EPS of a charge to retained earnings associated with an adjustment to the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. The carrying amount of redeemable noncontrolling interests is the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions or (ii) the redemption value. Any resulting increases in the redemption amount, in excess of the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions, are affected by corresponding charges against retained earnings. Additionally, any such charges to retained earnings will affect net income (loss) available to Bunge common shareholders as part of Bunge’s calculation of GAAP EPS.

(16)	For the reconciliation of Adjusted EPS to GAAP EPS, the item “Dilutive share basis difference - GAAP vs. Adjusted” represents the impact of using different weighted-average common shares outstanding in the denominators of the respective EPS calculations. The use of different denominators is necessary as, on a GAAP basis, the company was in a net loss position, and as such no additional dilutive shares were used in the GAAP EPS calculation, as such impact would be antidilutive. However, on an adjusted basis, after excluding certain gains and charges, the company is in an adjusted net income position, which necessitates the use of additional dilutive shares associated with stock options, restricted stock units, and shares issuable upon the conversion of the convertible preference shares in the Adjusted EPS calculation.

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